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                                                                    EXHIBIT 10.8


[MEGABIOS CORP. LOGO]                                    BENJAMIN F. MCGRAW, III
                                                       Chairman, President & CEO


18 May, 1998


Bennet L. Weintraub
3012 Hillside Drive
Burlingame, CA 94010

Dear Bennet:

This letter is an offer from Megabios Corp. (the "Company") to you for the position of Vice President and Chief Financial Officer reporting to me. The offer consists of the following:

1.   Annual salary of $170,000.

2.   Eligibility for any Bonus Program applicable to officers of the Company.

3. Incentive stock option grant: 80,000 options, each entitling you to purchase one share of the Company's common stock. The exercise price of this option is set by the Board of Directors based on the price at which equity trades on NASDAQ on the date of Board approval. The option will vest over a four-year period beginning with the effective date of your employment.

4. The Company will loan you $160,000 for the purpose of exercising Megabios Corp. stock options.

5. Contingent on your achieving certain performance criteria established by the Company, you will be eligible to receive up to an aggregate of $70,000 in bonus compensation payable in such amounts and at such times as the Compensation Committee may designate over your first four years of employment with the Company. Such bonus shall be in addition to any bonus for which you will become eligible under any Bonus Program generally applicable to officers of the Company.

6. You will be enrolled in the Company's corporate health care plan and are entitled to all the corporate benefits for a Vice President level position.

7. The Company will provide you time off without pay during the period from June 8 through June 19.

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8.   The effective date of your employment will be no later than May 26,
     1998. This offer will remain in effect until May 25, 1998. Please acknowledge your acceptance by signing below and returning this letter to Michael Coyne.

9. You acknowledge that your employment relationship with the Company is based on the mutual consent of the employee and the Company. This means that you may resign your employment with the Company at any time. Similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a Company officer.

10. You acknowledge that this letter constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to your employment at Megabios Corp. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This offer letter of employment may not be modified or amended except in writing signed by both you and a duly authorized officer of the Company.

Bennett, we are very excited about working with you. Should you have any questions about any part of this offer, please do not hesitate to discuss them with me.

Sincerely                               Accepted:

/s/  Benjamin F. McGraw, III            /s/  Bennet L. Weintraub
                                        -------------------------------------
Benjamin F. McGraw, III                 Bennet L. Weintraub
Chairman, President & CEO